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                                Thomas W. Zaucha
                      COMMITTEE TO PROTECT NORTHSTAR HEALTH
                              100 LAFAYETTE CIRCLE
                           INDIANA, PENNSYLVANIA 15701



                                                             MARCH 3, 1997



DEAR FELLOW STOCKHOLDER:


         Since announcing my intention to start a proxy contest to oust the renegade majority of the Board of Directors, I have been overwhelmed by an outpouring of support for my effort. The stockholders I have spoken with seem as concerned as I am with the self-serving, self-enriching actions of Steven Brody and Robert Smallacombe. Stockholders have asked me repeatedly what they can do.

                       VOTE THE ENCLOSED BLUE CARD TODAY!

         Enclosed with this letter is a definitive consent statement and BLUE consent card. If you are as outraged as I am, and want new directors who are committed to stockholder value rather than lining their own pockets, then help me and the Committee to Protect Northstar Health by signing, dating and returning the enclosed consent card today.

                 WE ARE REQUESTING THAT YOU RETURN YOUR CARD BY
                               MARCH 21 OR SOONER!

         If we obtain the support of stockholders owning a majority of the outstanding shares, we will be able to remove the entire board and replace them with qualified, independent directors. We are setting an initial target date of March 21, 1997 for the return of the blue consent cards. But remember, if we can obtain the consents from shareholders representing a majority of the outstanding shares of Northstar before that date, we can move to replace the Board even sooner.

                      SUING TO RESTORE STOCKHOLDERS' RIGHTS

         At my own expense, I have commenced litigation in Delaware Chancery Court seeking to overturn the Board's January 1997 actions to strip the stockholders of various corporate governance rights, including the right to act by consent and the right to replace the board by majority vote.



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                       RETALIATION FROM A DESPERATE BOARD

         On February 13, 1997, the unelected, Brody/Smallacombe-dominated board dismissed me as Company Chairman and CEO as soon as it learned of my efforts to protect the rights of Northstar stockholders. But I have not wavered in my efforts, because I know that we, the stockholders, will have the last word on Brody and Smallacombe's self-dealing.

                               REMEMBER THE ISSUES

         Steven Brody and Robert Smallacombe have continued their efforts to take control of your Company. After removing me as Chairman and CEO, the unelected, Brody/Smallacombe-dominated board wasted no time in naming Brody as Chairman of the Board and Smallacombe as the Company's CEO on February 17, 1997.

         Don't forget Brody and Smallacombe have destroyed their independence and objectivity by causing the Company to pay them "consulting fees" totaling more than $400,000 in the 8 months preceding their self-appointment on February 17 as Company officers. By way of comparison, the combined total annual salary compensation of this small Company's two top executive officers during this period was only $200,000.

         Brody and Smallacombe have no experience in the health care field and, I believe, have not delivered fair value to the Company in their role as highly-paid, part-time consultants. Their consulting contracts and any employment agreements they award themselves in the future should be terminated by the new Board.

         In December 1996, the Board adopted a 1,500,000 share stock option plan for directors, officers and key employees, which I believed would be more than sufficient to attract, retain and incentivize quality management for many years to come. However, no sooner was the plan adopted, than:

   - The Brody/Smallacombe dominated Compensation Committee made a recommendation that I found incredible: An immediate grant of 10-year options on 1,020,000 shares -- at an exercise price of $1.75!

   - Of this amount, Brody and Smallacombe voted to grant themselves 400,000 shares combined.

   - David Watson, your Company's President, agreed to vote for these grants and he himself received options for 205,000 shares.

   - These option grants, if exercised, would equal approximately 17% of your Company's outstanding stock.

         Brody and Smallacombe seem to have forgotten that they are stewards of the shareholders' investment. I have not forgotten.



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         These excessive bargain-priced options must not stand!

                             THE COMMITTEE'S PROGRAM

         At the February 13 Board meeting, I made a motion designed to prevent any of the January 1997 option grants from vesting or becoming exercisable unless shareholder approval is first obtained. This was an offer to Brody, Smallacombe and their allies on the Northstar Board of one last chance to cleanse those egregious options of the taint of self-dealing that infects them now. I told them at the meeting that if members of the Board believe that those options are legitimate, they should be ready to condition them upon prior shareholder approval.

         Not surprisingly, Brody and Smallacombe led a vote defeating my motion, although two Board members abstained from voting. My motion has been remanded to the Compensation Committee for so-called "further study." The new Board will use every lawful means to invalidate, rescind or prevent the exercise of these excessive, bargain-priced options, and will only grant new options at fair market value upon shareholder approval, and only after the Company has issued and filed complete and current audited financial statements.

         I also warned Brody and Smallacombe not to drain the corporate Treasury to defend their options and fees, but challenged them to do as I have done and communicate to stockholders directly, at their own expense, with reimbursement from the Company only to the side the stockholders elect to lead them.

         As Northstar's largest stockholder, second largest creditor and principal landlord, no one has a greater personal stake in the financial recovery, growth and prosperity of the Company than I do. As the person responsible for founding or acquiring the majority of the Company's clinics and as a physical therapy professional with more than 28 years of experience in the practice and business of physical therapy, as well as in leadership and advocacy in professional physical therapy organizations in Pennsylvania, I believe that I am also the person most qualified to lead Northstar past its current difficulties and to execute a strategy of soundly-financed growth.

         The Company has the market position and the opportunity to build its business, while staying close to its clients in each of its local markets, eventually positioning the Company as a premium acquisition for one of the major national healthcare companies. A united Northstar management team will be well positioned to:

         1.    Put ongoing litigation matters to rest.

         2.    Restructure the senior and subordinated debt.

         3.    Comply with audit and SEC reporting responsibilities.

         4.    Get our strategic plan back on track.



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         Please take the time today to sign, date and return the BLUE consent card. I appreciate your support, and encourage you to call with your views. You can reach MacKenzie Partners, Inc., which is assisting the Committee in the matter, TOLL FREE at (800) 322-2885 or at (212) 929-5500, collect.

                                              Very truly yours,



                                              THOMAS W. ZAUCHA
                                              COMMITTEE TO PROTECT
                                              NORTHSTAR HEALTH